Exhibit 99.1

ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.
ANNOUNCES RESULTS OF OPERATIONS
FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2007; BOARD
AUTHORIZES STOCK REPURCHASE PROGRAM

Great Neck, New York - August 8, 2007 - One Liberty Properties, Inc. (NYSE: OLP) today announced that it had rental income for the three months ended June 30, 2007 of $9,642,000 and net income of $2,532,000, or $.25 per share. Net income for the three months ended June 30, 2007 includes the Company’s equity in earnings of unconsolidated joint ventures of $149,000, or $.01 per share, and interest and other income of $461,000, or $.05 per share. This compares with rental income, net income and net income per share of $8,562,000, $3,192,000 and $.32 per share, respectively, for the three months ended June 30, 2006. Net income for the three months ended June 30, 2006 includes equity in earnings of unconsolidated joint ventures of $903,000, or $.09 per share, and income from discontinued operations of $553,000, or $.06 per share. The weighted average number of common shares outstanding was 10,055,000 and 9,934,000 for the three months ended June 30, 2007 and 2006, respectively.

The Company also reported rental income of $19,235,000 and net income of $5,678,000, or $.57 per share, for the six months ended June 30, 2007. Net income for the six months ended June 30, 2007 includes the Company’s equity in earnings of unconsolidated joint ventures of $293,000, or $.03 per share, gain on disposition of real estate of unconsolidated joint ventures of $583,000, or $.06 per share, interest and other income of $1,045,000, or $.10 per share, and income from discontinued operations of $101,000, or $.01 per share. This compares with rental income, net income and net income per share of $15,843,000, $6,262,000, and $.63 per share, respectively, for the six months ended June 30, 2006. Net income for the six months ended June 30, 2006 includes the Company’s equity in earnings of unconsolidated joint ventures of $1,678,000, or $.17 per share, interest and other income of $260,000, or $.03 per share, gain on sale of option to purchase property of $227,000, or $.02 per share, and income from discontinued operations of $690,000, or $.07 per share. The weighted average number of common shares outstanding was 10,028,000 and 9,916,000 for the six months ended June 30, 2007 and 2006, respectively.

One Liberty also reported funds from operations for the three months ended June 30, 2007 of $4,716,000 ($.47 per share), compared to $5,245,000 ($.53 per share) for the three months ended June 30, 2006, and funds from operations for the six months ended June 30, 2007 of $9,464,000 ($.94 per share), compared to $10,198,000 ($1.03 per share), for the six months ended June 30, 2006. Funds from operations, calculated in accordance with the NAREIT definition, adds back to net income depreciation of properties, One Liberty’s share of depreciation of its unconsolidated joint ventures and amortization of capitalized leasing expenses, and deducts from net income net gain on sale of real estate, including One Liberty’s share of gain on disposition of real estate of its unconsolidated joint venture.

Commenting on the results of operations and funds from operations, Fredric H. Gould, Chairman and Chief Executive Officer noted that rental income increased by $1,080,000, or 12.6%, quarter over quarter, and by $3,392,000, or 21.4%, six months over six months. The increase in rental income in both current periods is primarily a result of property acquisitions.

On the expense side, Mr. Gould noted that operating expenses increased by $319,000, or 9.1%, quarter over quarter, and by $1,552,000, or 24.9%, six months over six months. The increase in operating expenses three months versus three months was primarily due to increased depreciation and amortization as a result of the ownership of additional properties. Mr. Gould noted that general and administrative expenses were flat quarter versus quarter essentially because an increase resulting from the implementation of a compensation and services agreement, an increase in the compensation of the Company’s Chairman of the Board and Chief Executive Officer and an increase in compensation expense related to the Company’s restricted stock program and other payroll items, were substantially offset by a decrease in professional fees as compared to those incurred in the June 30, 2006 quarter in connection with an SEC investigation, a concurrent Audit Committee investigation and a litigation arising out of the activities of our former president and chief executive officer.

The increased expenses six months versus six months was primarily a result of the increased depreciation and amortization and an increase in general and administrative expenses. General and administrative expenses increased by $597,000, or 22.2%, six months versus six months, due to an increase in fees paid under the compensation and services agreement, the compensation of the Chairman of the Board and CEO pursuant to the compensation and services agreement and restricted stock expense and other payroll items. The compensation and services agreement provides that for a fixed annual fee Majestic Property Management Corp., an affiliated entity, will provide to the Company the services of executives and employees (included, but not limited to, legal and accounting services) whose payroll was allocated to the Company in prior years under a shared services agreement and for services previously provided by Majestic Property Management Corp. on a fee basis, including, among other things, property management, mortgage brokerage, sales and leasing commissions, and construction supervision services. In prior years, a portion of the fees paid to Majestic were capitalized or treated as additional costs of properties sold. Also contributing to the increase in general and administrative expenses six months versus six months were professional fees, primarily fees of a compensation consultant retained by the Compensation Committee and increases in various other legal and accounting fees. Offsetting these increases six months versus six months was a decrease in professional fees incurred in connection with investigations by the Securities and Exchange Commission and our Audit Committee and legal fees relating to the litigation arising out of the activities of our former president and CEO.

Interest expense increased by $519,000, or 16.1%, quarter versus quarter, and by $1,561,000, or 26.4%, six months versus six months, primarily as a result of mortgages placed on acquired properties.

One Liberty’s equity in earnings of unconsolidated joint ventures decreased by $754,000, or 83.5%, and by $1,385,000, or 82.5%, quarter versus quarter, and six months versus six months, respectively. The decrease in equity in earnings of unconsolidated joint ventures is primarily due to the sale by the Company’s joint ventures of their movie theater properties in the last quarter of 2006. Our cash availability, which includes funds derived by the Company from the sale of the movie theater properties, were invested in short term, interest bearing instruments and resulted in increased interest and other income of 948% and 302% in the current quarter and six months, respectively.

The Company also announced that its Board of Directors has authorized a stock repurchase program of up to 500,000 shares of the Company’s common shares in open market transactions. All purchases will be executed in accordance with applicable federal securities laws. The timing and exact number of shares purchased will be determined at the Company’s discretion and will depend upon market conditions. The stock repurchase program will continue over the next twelve months. The repurchase program may be suspended or terminated by the Company at any time.

Mr. Gould commented that shareholders should be aware that management is recommending to the Board, for consideration at its September 11, 2007 meeting, the declaration of a special dividend of approximately $6.7 million, representing the remaining undistributed portion of the gain recognized by the Company in 2006 on the sale of its portfolio of movie theater properties. The amount of the per share dividend will be determined by dividing the remaining undistributed portion of the gain by the common shares outstanding on the record date, which based upon the current number of shares outstanding is approximately $.66 per share. The special dividend would be in addition to the regular quarterly dividend and have a record date on or about September 24, 2007. Mr. Gould pointed out that dividend declaration is solely within the discretion of the Company’s Board.

“The Company’s cash position, even taking into consideration the special dividend and the stock repurchase program, combined with our unused credit line, provides us with the financial capacity to be active in the property acquisition arena. We will continue to be proactive in seeking out properties that meet our criteria.”

One Liberty Properties is a real estate investment trust and invests primarily in improved commercial real estate under long term net lease.

Certain information contained in this press release, including information with respect to factors which may improve our future results of operations together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Form 10-K for the year ended December 31, 2006. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Contact:	Simeon Brinberg
(516) 466-3100

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues
Rental income - Note 1	$9,642	$8,562	$19,235	$15,843

Operating expenses:
Depreciation and amortization	2,086	1,767	4,173	3,263
General and administrative	1,588	1,583	3,284	2,687
Federal excise tax	14	-	50	-
Real estate expenses	59	78	130	135
Leasehold rent	77	77	154	154
Total operating expenses	3,824	3,505	7,791	6,239

Operating income	5,818	5,057	11,444	9,604

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	149	903	293	1,678
Gain on disposition of real estate of unconsolidated
joint venture	-	-	583	-
Interest and other income	461	44	1,045	260
Interest:
Expense	(3,733)	(3,214)	(7,468)	(5,907)
Amortization of deferred financing costs	(159)	(151)	(320)	(290)
Gain on sale of option to purchase property	-	-	-	227

Income from continuing operations	2,536	2,639	5,577	5,572

(Loss) income from discontinued operations	(4)	553	101	690

Net income	$2,532	$3,192	$5,678	$6,262

Net income per common share (basic and diluted):
Income from continuing operations	$.25	$.26	$.56	$.56
Income from discontinued operations	-	.06	.01	.07
Net income per common share	$.25	$.32	$.57	$.63

Funds from operations - Note 2	$4,716	$5,245	$9,464	$10,198

Funds from operations per common share-diluted -
Note 3	$.47	$.53	$.94	$1.03
Weighted average number of
common shares outstanding:
Basic	10,055	9,930	10,028	9,912
Diluted	10,055	9,934	10,028	9,916

Note 1 - Rental income includes straight line rent accruals of $1,225 and $605 for the six and three months ended June 30, 2007 and $834 and $474 for the six and three months ended June 30, 2006, respectively.

Note 2 - Funds from operations are summarized in the following table:

Net income	$2,532	$3,192	$5,678	$6,262
Add: depreciation of properties	2,086	1,806	4,173	3,360
Add: our share of depreciation in unconsolidated
joint ventures	83	237	165	556
Add: amortization of capitalized leasing expenses	15	10	31	20
Deduct: our share of net gain on sale in
unconsolidated joint venture	-	-	(583)	-
Funds from operations (a)	$4,716	$5,245	$9,464	$10,198

Note 3 - Funds from operations per common share are summarized in the following table:

Net income	$.25	$.32	$.57	$.63
Add: depreciation of properties	.21	.18	.41	.34
Add: our share of depreciation in unconsolidated
joint ventures	.01	.03	.02	.06
Add: amortization of capitalized leasing expenses	-	-	-	-
Deduct: our share of net gain on sale in unconsolidated
joint venture	-	-	(.06)	-
Funds from operations per common share (a)	$.47	$.53	$.94	$1.03

(a)
We believe that FFO is a useful and a standard supplemental measure of the operating performance for equity REITs and is used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO when reporting their operating results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, we believe that FFO provides a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. We also consider FFO to be useful to us in evaluating potential property acquisitions.

FFO does not represent net income or cash flows from operations as defined by GAAP. You should not consider FFO to be an alternative to net income as a reliable measure of our operating performance; nor should you consider FFO to be an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO does not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO does not represent cash flows from operating, investing or financing activities as defined by GAAP.

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	June 30,	December 31,
	2007	2006
ASSETS:
Real estate investments, net	$347,577	$351,841
Investment in unconsolidated joint ventures	7,513	7,014
Cash and cash equivalents	32,652	34,013
Restricted cash	7,593	7,409
Unbilled rent receivable	9,443	8,218
Other assets	13,899	13,542
Total assets	$418,677	$422,037

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgages and loan payable	$225,572	$227,923
Other liabilities	13,374	13,989
Total liabilities	238,946	241,912

Stockholders’ Equity	179,731	180,125
Total liabilities and stockholders’ equity	$418,677	$422,037